                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           | |

Check the appropriate box:

| |      Preliminary Proxy Statement
| |      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
| |      Definitive Additional Materials
| |      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        AMERICAN COIN MERCHANDISING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|      No fee required.
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.       Title of each class of securities to which transaction applies:

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2. Aggregate number of securities to which transaction applies:

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3.       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4. Proposed maximum aggregate value of transaction:

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5. Total fee paid:

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| |      Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.       Amount Previously Paid:

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7.       Form, Schedule or Registration Statement No.:

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8.       Filing Party:

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9.       Date Filed:

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



                        AMERICAN COIN MERCHANDISING, INC.
                               5660 CENTRAL AVENUE
                                BOULDER, CO 80301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 25, 1999


TO THE STOCKHOLDERS OF AMERICAN COIN MERCHANDISING, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Coin Merchandising, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 25, 1999 at 2:00 p.m. local time at the principal offices of the Company located at 5660 Central Avenue, Boulder, Colorado 80301, for the following purposes:

      1. To elect directors to serve for the ensuing year and until their successors are elected.

      2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

      3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on May 18, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                    By Order of the Board of Directors


                                    /s/ Randall J. Fagundo

                                    Randall J. Fagundo
                                    Secretary


Boulder, Colorado
May 28, 1999



      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        AMERICAN COIN MERCHANDISING, INC.
                               5660 CENTRAL AVENUE
                                BOULDER, CO 80301

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 25, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of American Coin Merchandising, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 25, 1999, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the principal offices of the Company located at 5660 Central Avenue, Boulder, Colorado 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about May 28, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only holders of record of Common Stock at the close of business on May 18, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 18, 1999 the Company had outstanding and entitled to vote 6,475,069 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5660 Central Avenue, Boulder, CO 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

      Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than January 29, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is February 27, 2000.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      There are six nominees for the seven Board positions presently authorized in the Company's By-laws. There is one vacancy on the Board. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below except Mr. Richard P. Bermingham is currently a director of the Company, all having been elected by the stockholders.

      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

      The names of the nominees and certain information about them are set forth below:

                                                                            PRINCIPAL OCCUPATION/
                    NAME                       AGE                     POSITION HELD WITH THE COMPANY
                    ----                       ---                     ------------------------------
       John A. Sullivan (1) (2)................44    Director of Research and Investments, Relational Investors, LLC,
                                                         Chairman of the Board of Directors

       Jerome M. Lapin.........................69    President and Chief Executive Officer

       Randall J. Fagundo......................39    Senior Vice President and Chief Operating Officer, Secretary and
                                                         Director

       Richard D. Jones(2).....................57    President, T.R. Baron & Associates, Inc.

       J. Gregory Theisen......................53    Vice President of Lorac, Inc.

       Richard P. Bermingham...................60    Chairman of Bermingham Investment Company

----------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

      John A. Sullivan has served as Chairman of the Board since April 1999 and a director since October 1995. Mr. Sullivan has been Director of Research and Investments since December 1998 and employed by Relational Investors, LLC, an investment management firm, since March 1998. Mr. Sullivan was employed by Batchelder & Partners, Inc., an investment advisory and consulting firm, from May 1996 to February 1998. Mr. Sullivan also served as a Senior Vice President of The Seidler Companies Incorporated ("Seidler"), the underwriter of the Company's initial public offering, from August 1993 to April 1996. Prior to being elected Senior Vice President at Seidler, Mr. Sullivan served as a Vice President from October 1990 to August 1993. Mr. Sullivan also serves as a director of the Farr Company.

      Jerome M. Lapin has served as President, Chief Executive Officer and a director since January 1994. Mr. Lapin served as chairman of the Board from July 1995 to January 1999. Prior to joining the Company, he was the Managing Director for World Hosts Pty. Ltd., a restaurant leasing consulting business, from July 1991 to January 1994. From June 1989 to June 1990, Mr. Lapin was the President of Sanwa Foods, Inc., a soup manufacturer and marketer ("Sanwa"), and from June 1990 to June 1991 he was a consultant for Sanwa. Mr. Lapin was a co-founder of the International House of Pancakes, Inc. in 1958.

      Randall J. Fagundo, a co-founder of the Company, has served as Senior Vice President and Chief Operating Officer since January 1999 and Secretary since May 1991 and as a director since August 1988. Mr. Fagundo served as Vice President of Operations from May 1991 to January 1999. Prior to joining the Company, he was one of the founders of Southwest Coin Company.

      Richard D. Jones, a co-founder of the Company, has served as a director since August 1988 and served as Chairman of the Board from August 1988 to July 1995 and as President of the Company from August 1988 to April 1991. Mr. Jones has served as President of T.R. Baron & Associates, Inc., a marketing and consulting business, since May 1975. Mr. Jones was a co-founder of Colorado Coin in 1987.

      J. Gregory Theisen, a co-founder of the Company, has served as a director since August 1988. Mr. Theisen has served as a Vice President of Lorac, Inc., an investment consulting company, since December 1989. Mr. Theisen served as Vice President of the Company from August 1988 to December 1993. Prior to joining the Company, Mr. Theisen was a co-founder of Colorado Coin and served as its Operations Manager from January 1987 to October 1988.

      Richard P. Bermingham, has served as Chairman of Bermingham Investment Company since July 1997 and from July 1994 to July 1997, he served as Vice Chairman of American Golf Corporation, a golf course management company. From April 1987 until May 1994, Mr. Bermingham served as the President and Chief Executive Officer of Sizzler International, Inc., an operator and franchisor of restaurants. Mr. Bermingham also serves on the Boards of Farr Company and California Beach Restaurants, Inc. Mr. Bermingham received a B.S. in Finance from the University of Colorado in 1962.


                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

      During the fiscal year ended December 31, 1998, the Board of Directors held seven meetings. Each director attended at least 75% of the total number of Board meetings and meetings of Board Committees on which the director served during the time they served on the Board or such committees. The Board of Directors has an Audit Committee and a Compensation Committee.

      During the fiscal year ended December 31, 1998, the Audit Committee was comprised of Messrs. Baldwin and Sullivan and Ms. Stutsman. The Audit Committee held one meeting during 1998. The functions performed by the Audit Committee include recommending to the Board of Directors independent auditors to serve the Company for the ensuing year, reviewing with the independent auditors and management, the scope and results of the audit, assuring that the independent auditors act independently, reviewing and approving any substantial change in the Company's accounting policies and practices, reviewing with management and the independent auditors the adequacy of the Company's system of internal controls and reviewing the Company's annual report.

      The Compensation Committee is comprised of Messrs. Jones and Sullivan. The Compensation Committee held two meetings during 1998. The functions performed by the Compensation Committee include reviewing and approving management's recommendations as to executive compensation and reviewing, approving and administering the Company's executive compensation and stock option plans.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since December 31, 1993. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 18, 1999 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the officers named in the executive compensation table, and (iv) all directors and executive officers of the Company as a group.

                                                                                          NUMBER OF
                                                                                           SHARES            PERCENT
                                                                                        BENEFICIALLY       BENEFICIALLY
           NAME OF BENEFICIAL OWNER                                                       OWNED (1)         OWNED (1)
           ------------------------
Merrill Lynch Asset Management Group (2)..................................................  962,713           14.87%
   800 Scudders Mill Road
   Plainsboro, NJ 08536
SAFECO Asset Management Company (3).......................................................  556,300            8.59
   601 Union Street
   Seattle, WA 98101
Richard D. and Melinda K. Jones (4).......................................................  523,623            8.09
   5660 Central Avenue
   Boulder, CO 80301
J. Gregory Theisen (5)....................................................................  493,623            7.62
   5660 Central Avenue
   Boulder, CO 80301
Jerome M. Lapin (6).......................................................................  465,932            7.20
   5660 Central Avenue
   Boulder, CO 80301
Frontier Capital Management Co. Inc. (7)..................................................  400,170            6.18
   99 Summer Street
   Boston, MA 02110
Abbe M. Stutsman (8)......................................................................  311,354            4.81
Randall J. Fagundo........................................................................  304,091            4.70
W. John Cash (9)..........................................................................   55,000             *
Jim D. Baldwin (10).......................................................................   22,800             *
Richard P. Bermingham.....................................................................       --            --
John A. Sullivan (11).....................................................................   28,000             *
All directors and executive officers as a group (8 persons) (4)-(6) and (8)-(11)..........2,204,423           33.56%

----------------------
*      Less than one percent.
(1) Percentage of beneficial ownership is based on 6,475,069 shares of Common Stock outstanding as of May 18, 1999. Beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 18, 1999, are deemed outstanding for computing the percentage of the person or entity holding such securities, but not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Merrill Lynch & Co., Inc. ("ML&Co."), Hotchkiss and Wiley SmallCap Fund, Inc. and Merrill Lynch Asset Management Group ("AMG") have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 962,713 shares owned. ML&Co. is a parent holding company. AMG is an operating division of ML&Co. consisting of ML&Co.'s indirectly owned asset management subsidiaries, including Merrill Lynch Asset Management, L.P., doing business as Merrill Lynch Asset Management ("MLAM") which is comprised of the Merrill Lynch Capital Management Group and the divisions of Hotchkiss and Wiley. MLAM is an investment adviser registered under Section 203 of the Investment

       Advisers Act of 1940, which acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The investment advisers that comprise AMG exercise voting and investment power over portfolio securities independently from other direct and indirect subsidiaries of ML&Co. and may therefore be deemed the beneficial owner of such securities.
(3) SAFECO Asset Management Company is a subsidiary of SAFECO Corporation and holds 556,300 shares on behalf of its clients, including SAFECO Common Stock Trust, which holds 391,000 shares. SAFECO Asset Management Company disclaims beneficial ownership of all shares held by SAFECO Common Stock Trust.
(4) Includes (i) 15,000 shares held by the Jones Family Charitable Trust Number 1, (ii) 294,080 shares held by Mrs. Jones Revocable Living Trust,
       (iii) 168,079 shares held by Richard D. Jones Revocable Living Trust, and
       (iv) 46,464 shares held by T.R. Baron and Associates, Inc. Defined Benefit Pension Plan, of which Mr. Jones is the Trustee.
(5) Includes 12,464 shares held by Colorado Coin Company Defined Benefit Keogh Plan of which Mr. Theisen is the Trustee.
(6) Includes 460,932 shares of Common Stock held jointly with Mr. Lapin's spouse.
(7) Frontier Capital Management Co. Inc. is a registered investment adviser under the Investment Advisors Act of 1940 and may be deemed to be the beneficial owner of the securities by virtue of its acting as investment advisor to one or more institutions and individuals.
(8) Includes 50,519 shares of Common Stock held jointly with Ms. Stutsman's spouse.
(9) Consists of options to purchase Common Stock exercisable within 60 days of May 18, 1999 by Mr. Cash.
(10) Includes 540 shares of Common Stock held jointly with Mr. Baldwin's spouse and options to purchase 10,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of May 18, 1999.
(11) Includes options to purchase 10,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of May 18, 1999 and a warrant held by Mr. Sullivan exercisable to purchase 17,500 shares of Common Stock.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for J. Gregory Theisen who failed to file a timely Form 4 related to the purchase of 20,000 shares of common stock.

                                   MANAGEMENT

EXECUTIVE OFFICERS

      The following table sets forth certain information concerning the executive officers of the Company as of May 18, 1999:

                                                                                  PRINCIPAL OCCUPATION
                      NAME                         AGE                       POSITION HELD WITH THE COMPANY
                      ----                         ---                       ------------------------------
         Jerome M. Lapin............................69.   President and Chief Executive Officer
         W. John Cash...............................52.   Senior Vice President, Chief Financial Officer and Treasurer
         Randall J. Fagundo.........................39.   Senior Vice President, Chief Operating Officer, Secretary and
                                                             Director
         Abbe M. Stutsman...........................46.   Senior Vice President of Purchasing and Product Development and
                                                             Director

      W. John Cash has served as Senior Vice President since January 1999 and Chief Financial Officer since July 1995. Prior to joining the Company he was Vice President and Chief Financial Officer of Kasler Holding Company, a diversified construction company, from May 1991 to March 1995. From July 1984 to April 1991, Mr. Cash served as a partner of KPMG Peat Marwick LLP.

      Abbe M. Stutsman, a co-founder of the Company, has served as a Senior Vice President since January 1999 and served as a director from December 1989 until May 1999. Ms. Stutsman served as a Vice President from January 1994 and as the Company's Secretary from August 1988 until May 1991, Treasurer from January 1994 until July 1995 and President from May 1991 until January 1994. Prior to joining the Company, she was the Business Manager of Colorado Coin from April 1988 to August 1988.

      See "Proposal 1--Election of Directors" for biographies of the other executive officers.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

      Each non-employee director of the Company, other than Messrs. Jones and Theisen, receives $2,500 for each regular or special meeting of the Board of Directors or committee meeting that is held on a date other than the date of a board meeting. All Directors also receive reimbursement for their reasonable out-of-pocket expenses related to such attendance. In the fiscal year ended December 31, 1998, the total compensation paid to non-employee directors was $15,000.

      Each non-employee director of the Company, other than Messrs. Jones and Theisen, are eligible to receive stock option grants under the 1995 Non-Employee Director Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

      During 1998, the Company did not grant options to non-employee directors of the Company. As of May 18, 1999, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

      The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its three other most highly compensated executive officers for the year ended December 31, 1998 (the "Named Executive Officers"):

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                              ANNUAL                   AWARDS
                                                           COMPENSATION          -------------------
                                                   ------------------------------    SECURITIES
                                                      SALARY          BONUS          UNDERLYING          ALL OTHER
      NAME OF PRINCIPAL POSITION           YEAR       ($) (1)        ($) (2)          OPTIONS         COMPENSATION(3)
      --------------------------           ----       -------        -------          -------         ---------------
Jerome M. Lapin............................1998     $ 196,250         26,211             --              $ 12,395
  President and Chief Executive            1997       178,750           --               --                10,351
  Officer                                  1996       155,833           --               --                 6,757
Randall J. Fagundo.........................1998       134,002         16,664             --                14,411
  Vice President of Operations             1997       125,547           --               --                10,779
  and Secretary                            1996       111,837           --               --                 9,550
W. John Cash...............................1998       134,002         16,664             --                12,791
  Vice President, Chief Financial          1997       125,547           --             100,000             10,025
  Officer and Treasurer                    1996       112,320           --               --                 9,128
Abbe M. Stutsman...........................1998       134,002         16,664             --                12,584
  Vice President of Purchasing             1997       125,837           --               --                10,385
  and Product Development                  1996       111,837           --               --                 9,824

----------------
(1) Includes amounts deferred pursuant to Section 401(k) and 125 of the Internal Revenue Code of 1986, as amended.
(2)  Represents bonuses earned in 1997 but not determinable until 1998.
(3) Includes value of Company provided automobile, health insurance premiums paid by the Company and funds contributed by the Company as matching contributions to the Named Executive Officers' 401(k) Plan account.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

      During the fiscal year ended December 31, 1998 there were no options granted to the Named Executive Officers:

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

      The following table shows for the fiscal year ended December 31, 1998 certain information regarding options exercised and held at year-end by the Named Executive Officers:

                                                                                       NUMBER OF
                                                                                      SECURITIES            VALUE OF
                                                                                      UNDERLYING          UNEXERCISED
                                                                                      UNEXERCISED         IN-THE-MONEY
                                                                                        OPTIONS            OPTIONS AT
                                                  SHARES                              AT 12/31/98           12/31/98
                                                 ACQUIRED            VALUE           EXERCISABLE/         EXERCISABLE/
                     NAME                     ON EXERCISE(#)    REALIZED($)(1)     UNEXERCISABLE(#)   UNEXERCISABLE($)(2)
                     ----                     --------------    --------------     ----------------   -------------------
   Jerome M. Lapin...........................      --                 --               -- /--               -- /--
   W. John Cash..............................      --                 --            35,000/85,000        $ 20,625/6,875
   Randall J. Fagundo........................      --                --                -- /--               -- /--
   Abbe M. Stutsman..........................      --                --                -- /--               -- /--

----------------
(1) Based on the fair market value of the Common Stock as of the date of exercise, minus the exercise price, multiplied by the number of shares acquired.
(2) Based on the fair market value of the Common Stock as of December 31, 1998 of $5.875 per share, minus the exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

EMPLOYMENT AGREEMENTS

      The Company entered into employment agreements with Jerome M. Lapin, W. John Cash and Abbe Stutsman (each an "Executive") as of June 1, 1996 (the "Employment Agreements"). Mr. Lapin's Employment Agreement was terminated and replaced with a management transition agreement as further described below. See "-- Management Transition Agreement." The Employment Agreement with Mr. Lapin, as updated by the Compensation Committee, provided that he would receive an annual salary of $185,000 as of April 1, 1997, increasing to $200,000 on April 1, 1998 and to $215,000 on April 1, 1999. The Employment Agreements with Mr. Cash and Ms. Stutsman, as updated by the Compensation Committee, provided that they would each receive an annual salary of $129,470. Additionally, each Executive was eligible to receive a bonus or salary increase as determined by the Compensation Committee. Mr. Lapin also was entitled to a minimum bonus of $60,000 and $45,000 during the years beginning April 1, 1998 and April 1, 1999, respectively. The Employment Agreements also provided that each Executive would be entitled to (i) participate in any employee benefits plans the Company makes available to its other employees, (ii) four weeks vacation, and (iii) use of an automobile provided by the Company. The Employment Agreements with Mr. Cash and Ms. Stutsman expired on December 31, 1998. Each Employment Agreement also provided that the Company could terminate the Executive's employment at any time for cause and with 60 days' written notice without cause. If the Executive was terminated without cause, the Company would have been obligated to pay the Executive's salary for 12 months after the termination date. The Employment Agreements provided that after a change of control of the Company, if the Executive was terminated without cause, required to move outside the Boulder, Colorado area or experiences a material reduction in his or her responsibilities then the Executive would have been entitled to receive the salary set forth in the respective Employment Agreement for the remaining term of the Agreement. The Employment Agreements also contained confidentiality and noncompete provisions which prohibited the Executives from soliciting employees of the Company, engaging in business similar to the Company's or disclosing confidential information for a period of three years after the termination of the Executive's employment with the Company.

MANAGEMENT TRANSITION AGREEMENT, VOTING AGREEMENT AND STOCK RESTRICTION
AGREEMENT

      The Company entered into a management transition agreement with Jerome M. Lapin (the "Management Transition Agreement"), which took effect upon Mr. Lapin's resignation as Chairman of the Board of Directors of the Company in

January 1999. Under the Management Transition Agreement, Mr. Lapin has agreed to continue to serve as Chief Executive Officer and Director through the Company's 1999 annual meeting of stockholders to be held on June 25, 1999 (the "Separation Date") and as a Director of the Company through the Company's 2000 annual meeting of stockholders. The Management Transition Agreement provides that Mr. Lapin continue to receive the salary set forth in his Employment Agreement of $200,000 per year until March 31, 1999, and of $215,000 per year beginning April 1, 1999 until the Separation Date. Mr. Lapin also is entitled to receive his guaranteed bonus of $60,000 per year through March 31, 1999, but he will not be entitled to any guaranteed bonus after such date. Additionally, Mr. Lapin will not be entitled to any additional compensation for serving as a Director of the Company through December 31, 2000. After December 31, 2000, Mr. Lapin will be entitled to receive the same compensation paid to continuing outside Directors as set forth above in "Compensation of Directors." The Management Transition Agreement also provides that through the Separation Date, Mr. Lapin will be paid for all accrued and unused vacation earned, the Company will continue to pay for Mr. Lapin's health insurance coverage provided through the Company's group health insurance plan, and Mr. Lapin will continue to participate in the Company's 401(k) plan.

      The Management Transition Agreement also provides for Mr. Lapin to serve as a consultant to the Company through December 31, 2000 (the "Consulting Period") for which he will be paid a salary equal to $215,000 per year from the Separation Date through the remainder of the Consulting Period. During the Consulting Period and through the end of the lease term, the Company has agreed to continue to make all lease and insurance payments on Mr. Lapin's automobile and to purchase such automobile and transfer title to Mr. Lapin as additional compensation at the end of the lease term. During the Consulting Period, Mr. Lapin has agreed to render services to the Company equal to approximately 40 hours per month.

      The Management Transition Agreement may be terminated by the Company for cause at any time at which time the Company's obligations under the agreement will cease and Mr. Lapin will not be entitled to any further compensation or benefits. The Management Transition Agreement contains confidentiality and noncompete provisions which prohibit Mr. Lapin from directly or indirectly (i) soliciting or accepting any business in the amusement vending machine business or industry, (ii) requesting any customer of the Company to not continue business with the Company, (iii) disclosing the names of any customers of the Company, (iv) establishing or providing any assistance to any enterprise competitive with any business that is conducted at any time prior to or during the Consulting Period by the Company in the Industry and the Territory, or (v) soliciting any employee, consultant, or independent contractor of the Company for a period of three years after the end of the Consulting Period.

      The Company also has entered into a Voting Agreement with Mr. Lapin whereby Mr. Lapin has agreed that at any annual or special meeting of the stockholders of the Company, the shares of Common Stock held by Mr. Lapin will be voted by Randall J. Fagundo, Chief Operating Officer of the Company, as Trustee, as directed by a majority of the Directors of the Company (other than Mr. Lapin). Additionally, the Company entered into a Stock Restriction Agreement with Mr. Lapin whereby Mr. Lapin has agreed that, until the termination date of the Management Transition Agreement, he will not sell or otherwise transfer any shares of common stock of the Company held by him without the prior consent of the Company.

                     REPORT OF THE COMPENSATION COMMITTEE(1)

THE COMPENSATION COMMITTEE

      The Compensation Committee's stated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the Company's Amended and Restated Stock Option Plan, fix the terms of other employee benefit arrangements and make awards under such arrangements. The Compensation Committee is composed of two directors, one of whom has never served as an officer of the Company. The following is a summary of polices of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

      General Compensation Policy. The Compensation Committee's overall policies with respect to executive officers is to offer competitive compensation opportunities for such persons based upon their position and personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is comprised of two elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in similar profitable size businesses and (ii) stock-based awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

      Factors. Several important factors considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Compensation Committee may, in its sole discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

      Stock-Based Incentive Compensation. The Company adopted the Amended and Restated Stock Option Plan (the "Option Plan") in order to provide equity based performance incentives to its employees. The Option Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Option Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Option Plan shall be an amount not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options granted to beneficial owners of 10% or more of the Company's outstanding shares shall not be granted at less than 110% of fair market value. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers of the Company are already significant shareholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedules encourage a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

CHIEF EXECUTIVE OFFICER

      In fiscal 1998, Jerome M. Lapin, Chairman, President and Chief Executive Officer of the Company received total cash payments of $196,250 in salary and $26,211 in bonuses earned in 1997 that were not determinable until 1998. The Compensation Committee notes that the Company under the leadership of Mr. Lapin produced significant growth in sales and operating earnings during the period. The Compensation Committee considers this level of compensation appropriate in light of Mr. Lapins' leadership of a growth oriented company which has experienced significant increases in fiscal 1998 revenue and operating earnings of 65.4% and 25.0%, respectively, as compared to fiscal 1997. Mr. Lapin's employment agreement with the Company was terminated upon Mr. Lapin's resignation as Chairman of the Board of Directors of the Company in January 1999 and replaced with a management transition agreement. See "Executive Compensation--Employment Agreements" and "--Management Transition Agreement, Voting Agreement and Stock Restriction Agreement."

LIMITATION ON DEDUCTIBILITY

      The Compensation Committee has reviewed the Company's informal compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). At present levels of compensation, these amendments do not limit the deductions to which the Company is entitled and the Compensation Committee has therefore concluded that no changes in the Company's compensation policies as a result of these amendments are appropriate.

SUMMARY

      The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes positively affect shareholder value.
----------------
(1) Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

                         COMPENSATION COMMITTEE MEMBERS
                      Richard D. Jones and John A. Sullivan

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock from October 13, 1995 (the date the Company became a public company) until December 31, 1998, with the cumulative total return of the NASDAQ Stock Market index and the Russell 2000 index. The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on October 13, 1995 and reinvestment of all dividends. The initial public offering price of the Company's Common Stock was $7 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FOR THE PERIOD ENDED DECEMBER 31, 1998

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                      AMCN

                                                                      Cumulative
                                                                     Total Return
                                                                     ------------
                                                       10/16/95         12/95         12/96         12/97         12/98
                                                       --------         -----         -----         -----         -----
American Coin Merchandising, Inc..................         100            88            71           252            84
NASDAQ Stock Market (U.S.)........................         100           101           124           153           215
Russell 2000......................................         100           102           119           146           145

Cumulative Total Return*
------------------------
   American Coin Merchandising, Inc........................................................................         84
   NASDAQ Stock Market (U.S.)..............................................................................        215
   Russell 2000............................................................................................        145

*Annual return assumes reinvestment of dividends. There were no dividends paid by the company during the period presented. Cumulative total return assumes an initial investment of $100 on October 16, 1995.

                              CERTAIN TRANSACTIONS

INTEREST EXPENSE AND PRINCIPAL PAYMENTS RELATED TO NOTES PAYABLE TO CONTROL
GROUP

      On August 31, 1995, the Company acquired substantially all of the inventory, property and equipment and assumed certain facilities leases and contracts of Performance Merchandising, Inc., Inland Merchandising, Inc., Chicago Toy Company, Georgia Toy Company, Lehigh Valley Toy Company, and Southwest Coin Company (the "Entities") for an aggregate purchase price of $3,351,417. The Entities were owned in varying percentages by J. Gregory Theisen, Abbe M. Stutsman, Richard D. Jones and Randall J. Fagundo and their respective spouses (the "Founders").

      The purchase price for the Entities was paid with cash in the amount of $2,002,795 and three year promissory notes with an aggregate principal amount of $1,348,622 with an interest rate on the principal amount of 8% per annum (the "Notes"). During the fiscal year ended December 31, 1998, the Company made the following interest and principal payments on the Notes held by the Founders:

                                                                                            PRINCIPAL      INTEREST
       Richard D. Jones................................................................... $ 119,314       $  7,159
       J. Gregory Theisen.................................................................   101,058          6,063
       Randall J. Fagundo.................................................................   141,931          8,516
       Abbe M. Stutsman...................................................................   312,007         18,720

OTHER

      On May 1, 1998, the Company acquired the operating assets of American Coin Company of Minneapolis, for approximately $334,000. James Kevin Theisen, brother of J. Gregory Theisen, owned 100% of American Coin Company of Minneapolis.

      The Company purchases certain kiddie rides from Theisen Vending, Inc., which is wholly owned by Thomas N. Theisen, the brother of J. Gregory Theisen, one of the Company's Directors. The Company purchased approximately $549,000 of kiddie rides from Theisen Vending, Inc. in the fiscal year ended December 31, 1998.

      Management believes the terms of the foregoing transactions were fair to the Company. All future transactions with affiliates will be subject to the approval of the Company's disinterested directors and will be on terms believed by such directors to be no less favorable to the Company than those available from unaffiliated third parties.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                      By Order of the Board of Directors


                                      /s/ Randall J. Fagundo

                                      Randall J. Fagundo
                                      Secretary

Boulder, Colorado
May 28, 1999

                       AMERICAN COIN MERCHANDISING, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 25, 1999

    The undersigned hereby appoints John A. Sullivan and W. John Cash (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Coin Merchandising, Inc., held of record by the undersigned on May 18, 1999, at the ANNUAL MEETING OF STOCKHOLDERS to be held on June 25, 1999, or any adjournment thereof.

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

JEROME M. LAPIN                  RANDALL J. FAGUNDO               RICHARD D. JONES
J. GREGORY THEISEN               RICHARD P. BERMINGHAM            JOHN A. SULLIVAN

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                FOR all nominees                                WITHHOLD AUTHORITY
            (except as marked below)                       to vote for nominees listed


--------------------------------------------------------------------------------

(2) To ratify and approve the appointment of KPMG LLP, independent auditors of the Company for its fiscal year ending December 31, 1999.

              FOR                            AGAINST                          ABSTAIN

        (Continued, and to be completed and signed on the reverse side)


                        (Continued from the other side)

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS.

                                                Dated:                    , 1999
                                                       -------------------

                                                Signed:
                                                       -------------------------
                                                       Signature of Stockholder


                                                Signed:
                                                       -------------------------
                                                       Signature of Stockholder

                                                        Please vote, date and
                                                        sign this proxy as your
                                                        name is printed hereon.
                                                        When signing as
                                                        attorney, executory
                                                        administrator, trustee,
                                                        guardian, etc. give full
                                                        title as such. If the
                                                        stock is held jointly,
                                                        each owner should sign.
                                                        If a corporation, please
                                                        sign in full corporate
                                                        name by President or
                                                        other authorized
                                                        officer. If a
                                                        partnership, please sign
                                                        in partnership name by
                                                        authorized person.